EXHIBIT 99.1

ChinaNet Online Holdings Reports First Quarter 2019 Unaudited Financial Results

BEIJING, May 20, 2019 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing and data-analysis and management services platform, today announced its unaudited financial results for the first quarter of 2019.

First Quarter 2019 Highlights

  Net revenues increased by 3.8% to $8.6 million from $8.3 million in the corresponding period of 2018.
  Revenues from internet advertising service increased by 7.0% to $1.8 million from $1.7 million in the corresponding period of 2018.
  Revenues from search engine marketing service increased by 4.4% to $6.7 million from $6.4 million in the corresponding period of 2018.

Mr. Handong Cheng, Chairman, President, and Chief Executive Officer of CNET, stated, “In the first quarter of 2019, we enhanced our relationships with customers through our core online marketing businesses and improved their sales lead conversion rates. As a result, revenue contribution from our internet advertising service and distribution of the searching engine marketing service increased by 7.0% and 4.4% year over year, respectively. Our effective execution of cost control strategy has also yielded positive results. Accordingly, we narrowed our operating expenses as a percentage of total revenues to 13.8% from 26.0% in the prior year period. Moving forward, we will maintain revenue growth, refine our cost structure, and capitalize on emergent business opportunities in the market to continuously improve our ability to generate profits and create shareholder value.”

First Quarter 2019 Financial Results

NET REVENUES
Net revenues increased by 3.8% to $8.6 million in the first quarter of 2019 from $8.3 million in the corresponding period of 2018, primarily driven by an increase in revenues from distribution of search engine marketing and data services.

Revenues from internet advertising service for the first quarter of 2019 increased by 7.0% to $1.8 million from $1.7 million in the corresponding period of 2018. The increase was mainly attributable to the Company’s continuous efforts to improve the effectiveness of ad placements for its customers.

Revenues from distribution of the search engine marketing service for the first quarter of 2019 increased by 4.4% to $6.7 million from $6.4 million in the corresponding period of 2018. The growth was primarily attributable to the increasing recognition of search engine marketing service among clients that wanted to achieve additional direct marketing results and a higher return on investment.

COST OF REVENUES AND GROSS PROFIT
Cost of revenues was $8.1 million in the first quarter of 2019 compared to $7.7 million in the corresponding period of 2018. The growth was primarily attributable to an increase in revenue contributions from search engine marketing service in the first quarter of 2019, which resulted in higher resource costs as the Company continued to obtain marketing access to well-known search engines in China and optimize customers’ ad placements on the Company’s ad portals.

Gross profit in the first quarter of 2019 was $0.4 million compared to $0.6 million in the corresponding period of 2018.

OPERATING LOSS
Operating expenses in the first quarter of 2019 were $1.2 million compared to $2.1 million in the corresponding period of 2018. As a percentage of total revenues, operating expenses decreased to 13.8% from 26.0% in the corresponding period of 2018.

Sales and marketing expenses in the first quarter of 2019 decreased by 70.0% to $0.2 million from $0.6 million in the corresponding period of 2018. As a percentage of total revenues, sales and marketing expenses decreased to 2.0% from 6.8% in the corresponding period of 2018. The lower expenses were primarily attributable to the Company’s enhanced relationships with its customers and subsequently reduced advertising expenses for the promotion of the Company’s services.

General and administrative expenses in the first quarter of 2019 decreased by 40.6% to $0.8 million from $1.4 million in the corresponding period of 2018. As a percentage of total revenues, general and administrative expenses decreased to 9.5% from 16.5% in the corresponding period of 2018. The decrease in general and administrative expenses was primarily due to the Company’s effective execution of its cost reduction plan and a decrease in allowance for doubtful accounts.

Research and development expenses in the first quarter of 2019 remained at $0.2 million, which was in line with the prior year period.

Operating loss in the first quarter of 2019, as a result of decreased operating expenses, narrowed to $0.7 million compared to $1.5 million in the corresponding period of 2018.

Change in fair value of warrant liabilities in the first quarter of 2019 was recorded as a loss of $0.4 million compared to a gain of $1.47 million in the corresponding period of 2018. The change mainly reflected the effect of the fair value changes of warrant liabilities during the first quarter of 2019.

NET LOSS
Net loss attributable to ChinaNet Online Holdings, Inc. was $1.1 million in the first quarter of 2019 compared to $0.6 million in the corresponding period of 2018.

BALANCE SHEET
As of March 31, 2019, the Company had cash and cash equivalents of $1.5 million compared to $3.7 million as of December 31, 2018.

About ChinaNet Online Holdings, Inc.
ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact
ICR, Inc.
Jack Wang
Tel: +1-646-308-1635
Email: CNET@icrinc.com

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2019	2018
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Revenues
From unrelated parties	$8,560	$8,260
From related parities	7	-
Total revenues	8,567	8,260
Cost of revenues	8,125	7,659
Gross profit	442	601

Operating expenses
Sales and marketing expenses	169	564
General and administrative expenses	810	1,364
Research and development expenses	201	218
Total operating expenses	1,180	2,146

Loss from operations	(738)	(1,545)

Other income/(expenses)
Impairment on long-term investments	-	(471)
Interest expense, net	(11)	(10)
Other expenses	(2)	(22)
Change in fair value of warrant liabilities	(350)	1,474
Total other (expenses)/income	(363)	971

Loss before income tax (expense)/benefit and noncontrolling interests	(1,101)	(574)
Income tax (expense)/benefit	(39)	4
Net loss	(1,140)	(570)
Net loss attributable to noncontrolling interests	2	5
Net loss attributable to ChinaNet Online Holdings, Inc.	$(1,138)	$(565)

Net loss	$(1,140)	$(570)
Foreign currency translation (loss)/gain	(36)	474
Comprehensive loss	(1,176)	(96)
Comprehensive loss/(income) attributable to noncontrolling interests	3	(3)
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(1,173)	$(99)

Loss per share
Loss per common share
Basic and diluted	$(0.07)	$(0.04)

Weighted average number of common shares outstanding:

Basic and diluted	16,410,543	15,484,082

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	March 31, 2019	December 31, 2018
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,483	$3,742
Accounts receivable, net of allowance for doubtful accounts of $3,651 and $3,393, respectively	6,830	6,359
Prepayment and deposit to suppliers	2,079	2,154
Due from related parties, net	207	226
Other current assets, net	9	19
Total current assets	10,608	12,500

Long-term investments	36	-
Property and equipment, net	112	142
Intangible assets, net	41	45
Operating lease right-of-use assets	20	-
Blockchain application platform development costs	3,731	3,725
Deferred tax assets, net	527	556
Total Assets	$15,075	$16,968

Liabilities and Equity
Current liabilities:
Short-term bank loan	$891	$874
Accounts payable	1,165	2,869
Advances from customers	1,644	1,061
Accrued payroll and other accruals	411	521
Taxes payable	3,120	2,997
Other current liabilities	127	118
Total current liabilities	7,358	8,440

Long-term liabilities:
Long-term borrowing from a director	130	128
Warrant liabilities	956	606
Total Liabilities	8,444	9,174

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 16,412,543 shares and 16,382,543 shares at March 31, 2019 and December 31, 2018, respectively)	16	16
Additional paid-in capital	38,288	38,275
Statutory reserves	2,607	2,607
Accumulated deficit	(35,650)	(34,512)
Accumulated other comprehensive income	1,422	1,457
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	6,683	7,843

Noncontrolling interests	(52)	(49)
Total equity	6,631	7,794

Total Liabilities and Equity	$15,075	$16,968

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2019	2018
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(1,140)	$(570)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	38	216
Amortization of operating lease right-of-use assets	84	-
Share-based compensation expenses	101	75
Provision for allowances for doubtful accounts	192	481
Impairment on long-term investments	-	471
Deferred taxes	39	(4)
Change in fair value of warrant liabilities	350	(1,474)
Changes in operating assets and liabilities
Accounts receivable	(547)	3,413
Prepayment and deposit to suppliers	22	(1,178)
Due from related parties	27	3
Other current assets	10	(47)
Accounts payable	(1,833)	(2,105)
Advances from customers	562	(1,668)
Accrued payroll and other accruals	(114)	(147)
Other current liabilities	(115)	(553)
Taxes payable	65	(92)
Prepaid lease payment	(11)	-
Net cash used in operating activities	(2,270)	(3,179)

Cash flows from investing activities
Payment for purchase of office equipment	-	(1)
Investment to an ownership investee company	(36)	-
Short-term loan to an unrelated party	-	(2,000)
Collection of short-term loan from an unrelated party	-	2,672
Payment for acquisition of noncontrolling interest	-	(1,179)
Payment for blockchain application platform development costs	-	(1,200)
Purchase of software technology	-	(448)
Net cash used in investing activities	(36)	(2,156)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$809)	-	10,263
Repayment to investors related to terminated security purchase agreements	-	(493)
Proceeds from short-term bank loan	445	-
Repayment of short-term bank loan	(445)	-
Net cash provided by financing activities	-	9,770

Effect of exchange rate fluctuation on cash and cash equivalents	47	116

Net /(decrease)/increase in cash, cash equivalents, and restricted cash	(2,259)	4,551

Cash, cash equivalents, and restricted cash at beginning of the period	3,742	2,952
Cash, cash equivalents, and restricted cash at end of the period	$1,483	$7,503